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                                                                    EXHIBIT 10.1

                          STRATEGIC ALLIANCE AGREEMENT

        THIS STRATEGIC ALLIANCE AGREEMENT (this "Agreement") is made as of January 25, 2000 by and between Creo Products Inc., a federally incorporated Canadian corporation ("Creo") and Prograph Systems, Inc., a Pennsylvania corporation to be reincorporated into Delaware and renamed Printcafe.com, Inc. ("Printcafe"), to be effective at the closing of the transactions contemplated by the parties in connection with the sale of shares of Series B Preferred Stock of Printcafe to Creo, which is currently being discussed by the parties.

                                    RECITALS

        WHEREAS, Creo is a leading developer, manufacturer, distributor and service organization of hardware and software digital solutions that automate the prepress phase of commercial printing;

        WHEREAS, Printcafe is a leading supplier of end-to-end print-publishing supply chain management software solutions to publishers and printers worldwide;

        WHEREAS, Printcafe has developed a transaction-based Internet solution for the purposes of entering the emerging business-to-business electronic commerce marketplace for the commercial printing and related industries;

        WHEREAS, Creo and Printcafe consider it to be in their respective best interests to form a strategic alliance such that Printcafe may benefit from Creo's products and resources and Creo may benefit by using Printcafe as its applications services provider and Internet based electronic commerce solution;

        WHEREAS, it is the intention of Creo and Printcafe to work together in a spirit of cooperation and good faith in order to assist each of the parties hereto to develop a successful and profitable Internet based business in a competitive market place;

        WHEREAS, Creo and Printcafe wish to set forth the terms and conditions of such a strategic alliance and have entered into this agreement;

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. INTELLECTUAL PROPERTY. Creo hereby grants to Printcafe an unlimited, exclusive, perpetual, royalty-free, worldwide license (including right of sublicense) to use, reproduce, make, have made, sell, modify and create derivative works from all of the Intellectual Property with respect to the items set forth in Schedule "A" of this Agreement (the "Contributed IP"). The Contributed IP is licensed to Printcafe without warranties, express or implied, of merchantability or fitness for a particular purpose or otherwise. Creo may, from time to time, acquire Intellectual Property for the provision of Internet Services (the "Internet IP"). Creo shall grant a perpetual,



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non-exclusive, worldwide license (including right of sublicense) to use the
Internet IP for the provision of Internet Services in the Graphic Arts Industry to Printcafe, in consideration of which Printcafe shall pay Fair Market Value to Creo for such Internet IP. Notwithstanding any provision herein to the contrary, the Contributed IP shall not include any Intellectual Property used in, related to or connected with CreoNet ("CreoNet" is the technology in Creo's intranet infrastructure), Prinergy Products, Prinergy Web or Creo's Workflow Products. Notwithstanding any provision herein to the contrary, Internet IP shall not include any Intellectual Property used in or substantially similar to Prinergy Products or Prinergy Web, or Workflow Products. Contributed IP and Internet IP shall not include any Intellectual Property that is subject to a right or claim of a third party which existed as of the date hereof. Creo shall undertake such reasonable steps to further evidence the license of the Contributed IP set forth herein.

2. CONTENT MANAGEMENT. Printcafe hereby grants Creo a Right of First Refusal as defined herein to develop all technology and related materials for Printcafe relating to Content Management. Printcafe shall reimburse Creo for its Fully Loaded Costs associated with such development, to the extent such fully loaded costs do not exceed the price offered by a third party for any given technology or development project. Any such technology or related materials so developed, other than improvements, modifications and developments to or connected with Prinergy Products, Prinergy Web or Creo's Workflow Products which shall at all times remain the property of Creo, shall be jointly owned by Creo and Printcafe. Creo or Printcafe, as the case may be, shall take such steps as are deemed necessary or desirable by the other party, acting reasonably, to further evidence the joint ownership of such technology or related materials.

3. PRINERGY PRODUCTS, PRINERGY WEB AND WORKFLOW SERVICES.

        (a) Prinergy Products. Printcafe shall be Creo's exclusive ASP for Prinergy Products and Creo shall provide Prinergy Products to Printcafe for that purpose at the Fair Market Value which will include a charge for each customer Printcafe provides services to, and shall be discounted to account for the following factors:

                        (i) Printcafe will provide sales, installation and
                support to such customers for Prinergy ASP services;

                        (ii) Printcafe shall supply hardware necessary for the
                Prinergy ASP Services;

                        (iii) Printcafe may, when technology permits, aggregate
                multiple customers onto a single hardware configuration; and

                        (iv) Printcafe shall be restricted to exclusively
                providing Creo Workflow Products, and no other Workflow Products, as an ASP to its customers.

        (b) Prinergy Web. For the purposes of this section, "Creo Prinergy Web" is defined as Prinergy Web for non-commerce-based transactions which are primarily intra-company based and "Printcafe Prinergy Web" is defined as Prinergy Web for commerce based inter-company transactions. Creo shall use commercially reasonable efforts to ensure that Creo Prinergy Web cannot be used for inter-company eCommerce based transactions. Printcafe shall be Creo's



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exclusive distributor in North America for Printcafe Prinergy Web. Creo shall provide Printcafe Prinergy Web to Printcafe and determine end user prices, features, discount policy, and business models at Creo's sole discretion pursuant to a distributor agreement that Creo shall provide. Creo and its sales and service channels shall be the exclusive distributor of Creo Prinergy Web. Any Creo sales and service channel has the perpetual, irrevocable, world-wide, non-exclusive right to sell and support Printcafe Prinergy Web. The Printcafe sales channel management decisions for the Printcafe Prinergy Web product will be agreed by mutual consent of both parties. Nothwithstanding any provision to the contrary, Printcafe Prinergy Web and Creo Prinergy Web shall remain Creo products.

        (c) Integration of Workflow Services. Notwithstanding any provision herein to the contrary, Creo shall be permitted to integrate its Workflow Products with any eCommerce solution marketed to the Graphic Arts Industry and Printcafe shall be permitted to integrate its eCommerce services with any Workflow Products solution marketed to the Graphic Arts Industry provided however that Creo and Printcafe shall exclusively co-market Creo's Workflow Products and Prograph's eCommerce Services in combination to the Graphic Arts Industry.

4.  PROVISION OF CREO SERVICES.

        (a) Creo shall, from time to time as reasonably requested by Printcafe, provide sales channel services, product servicing, research and development and such other services as may be mutually agreed by the parties to Printcafe in relation to the Printcafe Business (the "Printcafe Services"), including, but not limited to the use of Creo's sales force to distribute Printcafe Services. Printcafe shall reimburse Creo for its Fully Loaded Costs associated with the provision of such services and shall also reimburse Creo for any commissions as determined by mutual agreement of Printcafe and Creo paid to such sales force to distribute Printcafe Services within 30 days of the receipt of an invoice from Creo. Creo shall have the right to set-off any amount owing to it pursuant to this section against any amounts owing from time to time to Printcafe. Creo shall assign one of its senior sales persons to assist Printcafe in selling its services through Creo sales channels.

        (b) Creo shall at all times have access to sell, service and support all Printcafe Internet Services and ASP Services at comparable prices, discounts, terms, commissioning and all other respects to those provided to any similar Printcafe distribution mechanism or channel. Creo channel management will be coordinated jointly by Creo and Printcafe.

5. PROMOTIONAL MATERIALS. Printcafe and, subject to the written consent of Heidelberg Druckmaschinen AG, Creo shall include references to each other and each other's products in any Promotional Materials that are specifically targeted to the Graphic Arts Industry at their respective earliest convenience. Notwithstanding the forgoing, Creo shall not be required to include references to Princafe in Creo's eSales or eSupport Promotional Materials. Each party shall be entitled to review a copy of the proposed use and representation of that party in any such Promotional Materials and approve the use and representation of that party therein prior to any distribution of such Promotional Material. Each party will promptly discontinue any reference to the other or the other's products in any particular Promotional Materials identified by the other party if requested to do so in writing by the other party.



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6. NON-COMPETE. From and after the date hereof and unless otherwise provided in this Agreement Creo shall not, directly or indirectly, compete with the Printcafe Business solely as it relates to the Graphic Arts Industry and Printcafe shall not, directly or indirectly, compete with the Creo Business solely as it relates to the Graphic Arts Industry, and Creo or Printcafe, as the case may be, shall not invest in, own, manage, operate, finance, control or participate in the ownership, management, operation or control of, any business that competes with the Printcafe Business or Creo Business, respectively, solely as either relates to the Graphic Arts Industry. For greater clarity, this restrictive covenant shall only apply to the respective business of the parties hereto, as defined herein, solely in the Graphic Arts Industry. Nonwithstanding the above restrictive covenant, nothing herein shall prevent:

        (a) either party or its subsidiaries and affiliates from owning, in the aggregate, not more than 10% of the outstanding stock or other equity interests in any company so long as a substantial portion of that company's business undertaking is not competitive with the Printcafe Business or Creo Business, as the case may be, as it relates to the Graphic Arts Industry; or

        (b) Creo or its subsidiaries and affiliates from providing eSales and eSupport with respect to Creo's products and services to Creo's customers or prospects directly without involving Printcafe.

Without limiting the generality of the foregoing, Printcafe shall have the Right of First Refusal to offer, without competition from Creo, Internet Services and ASP Services to the Graphic Arts Industry.

7. SOLICITATION. From and after the date hereof and unless otherwise provided in this Agreement the parties hereto shall not, directly or indirectly, either for itself, or any other person or entity, induce or attempt to induce any employee of the other party to leave the employ of such other party (except pursuant to advertisements of general public circulation); provided that Creo will consent to Printcafe presenting an offer for employment to become Vice President, Sales of Printcafe to a senior sales person of Creo to be determined by mutual agreement between Creo and Printcafe.

8. CONFIDENTIALITY AGREEMENTS. The parties hereto shall and shall cause any of their respective employees providing services to or on behalf of the other party or otherwise having access to the other party's confidential information hereunder to execute and deliver the other party's standard form of confidentiality and proprietary information agreement in substantially the form as may be mutually agreed by the parties.

9. TERMINATION.

        (a) Creo may terminate this Agreement at any time by written notice to Printcafe and this Agreement shall cease to have any force and effect, in the event of:

                (i) the failure of Printcafe to comply with any of the provisions hereunder upon Printcafe being notified in writing by Creo of such failure and failing to remedy such failure within 30 days of receiving such notice;



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                (ii)    from and after the fifth anniversary of the date that
                        Creo first ceases to be the beneficial or registered holder of any shares of Printcafe or the holder or beneficiary of any security exercisable of convertible into any shares of Printcafe;

                (iii) the bankruptcy or receivership of Printcafe or the passing of a resolution by Printcafe for its winding up or dissolution.

        (b) Printcafe may terminate this Agreement at any time in the event of:

                (i) the failure of Creo to comply with any of the provisions hereunder upon Creo being notified in writing by Printcafe of such failure and failing to remedy such failure within 30 days of receiving such notice;

                (ii) the bankruptcy or receivership of Creo or the passing of a resolution by Creo for its winding up or dissolution.

10. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

        (a) "ASP" means application services provider;

        (b) "ASP Services" means the provision of software functionality to the Graphics Arts Industry supply chain solely through a web browser where the software and hardware resides at and is managed by the ASP, rather than at the end customer premises, excluding eSales and eSupport;

        (c) "Content Management" includes the validation, manipulation, assembly, conversion, modification, output and re-purposing of any digital content without limiting the generality of the forgoing, includes Prinergy (Connect, Collect, Direct, Convert, conCEPS, Page, Image Database), Prinergy Web (which interfaces to all Prinergy products), Image Database (Banta media, Unity, Cumulus) and Centralized file repository (e.g., Punch Web Group, Media Depot, Cumulus);

        (d) "Creo Business" means developer, manufacturer, distributor and service organization of hardware and software digital solutions that automate the prepress phase of commercial printing, PCB Manufacturing, Development of PCB Manufacturing Hardware and Software, Hardware design and Manufacturing, Plate Media design and manufacturing, Research and development and manufacturing of Optical equipment, electronics, and precision mechanical devices, Prepress devices, Prepress software products and support of prepress software products;

        (e) "CWR" means a common workflow and common RIP based specifically on PDF and Adobe Extreme(TM) architecture;

        (f) "eCommerce Services" means the provision of electronic services over the internet for quotation, scheduling and tracking of orders, invoicing, payment, or fulfillment within the Graphics Arts Industry supply chain but does not include eSales and eSupport or Creo Workflow Products non-commerce-based transactions which are primarily intra-company based;



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        (g) "eSales" means the set of technologies, solutions and services that allow Creo to interact electronically with Creo's customers or prospects to facilitate on-line sales by means of the Internet. Solutions include but are not limited to: providing prospects with requested information; web-based pricing, configuration and lead time capabilities; on-line ordering capabilities; web-based order status, invoice, payment and related capabilities; on-line service and warranty; and other e-commerce capabilities such as e-mail notification and address change. A wide range of interactions can be supported within Creo's eSales solutions including but not limited to: on-line information; on-line ordering; integrated ordering; site personalization and voice-enabled and/or agent-assisted commerce;

        (h) "eSupport" means the set of technologies, solutions and services that allow Creo to interact electronically with Creo's customers or prospects to deliver customer support by means of the Internet. Solutions include but are not limited to: providing requested information and applications; processing transactions as part of customer service; resolving customer problems; providing on-line training; providing professional services to assist customers with developing their own eSales and eSupport capabilities. A wide range of interactions can be supported within Creo's eSupport solutions including but not limited to: on-line access to Creo content; self-service solutions; e-mail management; and real-time interaction;

        (i) "Fair Market Value" means the price at which a product or service is generally made available and/or purchased or sold by a material number of parties in the specified market for such products or services, or for products that are deemed to be comparable in features and performance;

        (j) "Fully Loaded Cost" means normal direct labor charges (including overtime) for actual time devoted to performance of any services requested by Printcafe, plus an allocation (based on such actual time) of fringe benefit costs, then multiplying such sum by a factor of 1.2 for overhead or as otherwise determined by Creo's internal accounting for such allocation, and (ii) actual out-of-pocket expenses (including, without limitation, materials costs consumed in providing such services);

        (k) "Graphic Arts Industry" means participation in the publishing and printing business as performed by publishers, printers, graphic arts companies, print buyers, ad agencies, and paper and ink suppliers to printers;

        (l) "Intellectual Property" means inventions, patents, patent applications, copyrights, copyright registrations, copyright applications, trade secrets, know-how, confidential information, and all other types of intellectual property (excluding trademarks and like trade identifiers);

        (m) "Internet Services" means services provided by a program whose interface is over the web which enables interaction between two or more parties (not involving Creo as one of the parties) through the Printcafe central site or Printcafe branded sites within the Graphic Arts Industry; but as used in this Agreement does not include the extension of a product's interface, Creo's Workflow Products and customer support interface through the Internet, and eSales and eSupport;



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        (n) "Prinergy Products" means products based on the proprietary CWR of
Creo and Heidelberg Druckmaschinen AG;

        (o) "Prinergy Web" means the web browser interface for Prinergy Products and includes functionality for job submission, proofing and approval, and job status monitoring based on the the proprietary CWR of Creo and Heidelberg Druckmaschinen AG;

        (p) "Printcafe Business" means the provision of end-to-end supply chain management (i.e. ERP) software, ASP Services, and Internet Services to the Graphic Arts Industry;

        (q) "Promotional Materials" includes all materials used for sales, marketing and reinforcement of the brand name and logo of products, including but not limited to advertisements, trade show banners, graphic arts images, promotional brochures, posters, internet banner ads and product splash screens;

        (r) "Right of First Refusal" has the meaning described in Section 11 hereto;

        (s) "RIP" (raster image processor) means the software and hardware components and modules, including the DSI, which accept digital data, converts the data into raster data, screens the raster data and interfaces that screened data to an output device;

        (t) "Workflow Products" means Content Management or software and / or hardware capable of receiving information in a digital format, processing this information or sending the data stream to a RIP; and

        (u) "Workflow Services" means services provided using Workflow Products.

11. RIGHT OF FIRST REFUSAL. Where this Agreement refers to a Right of First Refusal in favour of either party to this Agreement, such Right of First Refusal shall mean:

        (a) that a party shall identify a business need or product concept (the "Project") that is subject to a Right of First Refusal herein in favour of the other party in writing to the other party;

        (b) both parties shall enter into good faith discussions with respect to the Project for the purposes of jointly developing a competitive strategy for producing and implementing the Project; and

        (c) the other party shall be entitled to undertake the Project on behalf of the proposing party provided that the other party undertaking the Project will not result in a material negative impact on the time to market for the Project, a material cost of implementation over and above that reasonably expected for a comparable Project or otherwise result in the Project not being competitive with comparable products or service offerings available in the market as determined by the proposing party in good faith acting reasonably.

12. CERTAIN COMMITTEES.

        (a) Product Steering Committee. Printcafe shall establish a Product Steering Committee to implement product functionality, pricing, development schedules and marketing.



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At least one member of the Product Steering Committee shall be designated by
Creo. The Product Steering Committee shall meet at least as often as monthly. Printcafe shall use its best efforts to cause the Product Steering Committee to act on a consensus basis.

        (b) Operations Committee. Printcafe shall establish an Operations Committee to advise the Board and implement the Board's decisions with respect to strategic direction for Printcafe. At least one member of the Operations Committee shall be designated by Creo. The Operations Committee shall meet at least as often as monthly. Printcafe shall use its best efforts to cause the Operations Committee to act on a consensus basis.

13. MISCELLANEOUS.

        (a) Dispute Resolution.

                (i) Negotiation. No arbitration or other proceeding with respect to any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall arise until the following procedures have been completed. Representatives from each party will meet within ten (10) business days after receipt of a request from either party to review in good faith any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either party under this Agreement. In the event a disagreement or dispute under this Agreement is not resolved by the designated representatives of each party by mutual agreement within five (5) business days after a meeting to discuss the disagreement, which resolution shall be evidenced by a document signed by both parties, either party may within five (5) business days thereafter provide the other written notice specifying the terms of such disagreement in reasonable detail. Upon receipt of such notice, the chief executive officer of each party shall meet at a mutually-agreed place and time (but no later than ten (10) business days after receipt of such notice) for the purpose of resolving such disagreement. Such officers shall make a good faith effort to resolve the disagreement or negotiate an acceptable revision of this Agreement acceptable to both parties, without the necessity of formal procedures relating thereto. During the course of such discussion, the parties will reasonably cooperate and provide information that is not confidential to the end that each party may be fully informed with respect to the issues in dispute. The institution of arbitration to resolve the disagreement may occur only after the earlier of the following events: (a) the chief executive officers mutually agree that resolution of the disagreement through continued negotiation is not likely to occur, or (b) ten (10) business days after the initial meeting between such chief executive officers.

                (ii) Arbitration. Subject to the provisions of paragraph (i) above, any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Seattle in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with said rules. Each party shall select one such arbitrator, and the two arbitrators so chosen shall select the third arbitrator. The arbitrators shall apply Delaware law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for



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preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

        (b) Independent Contractors. The relationship of the parties is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct or control the day-to-day activities of the other party or create or assume any obligation on behalf of the other party.

        (c) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section shall be binding upon the parties and their respective successors and assigns.

        (d) Assignment; Successors and Assigns. This Agreement shall not be assigned, by operation of law or otherwise, without the express prior written consent of the party not seeking such assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        (e) Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the non-exclusive jurisdiction and venue of the courts of the state and federal courts of the State of Delaware.

        (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        (g) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        (h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

        (i) Entire Agreement. This Agreement and the documents referred to herein are the product of both of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other



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written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

        (j) Attorney's Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        (k) Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material or component unavailability or shortage, or any other cause beyond the reasonable control of the party invoking this section (a "Force Majeure") and if such party shall have used its best efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Notwithstanding the foregoing, if such party is not able to perform within 180 days after the event giving rise to the excuse of Force Majeure, the other party may terminate this Agreement.



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        IN WITNESS WHEREOF, the parties have caused this Strategic Alliance
Agreement to be executed as of the date first written above by their officers thereunto duly authorized.



                                            CREO PRODUCTS INC.



                                            By: /s/ Mike Ball
                                               ---------------------------------
                                               Name:  Mike Ball

                                               Title: V.P. Business Development



                                            PROGRAPH SYSTEMS, INC.



                                            By: /s/ Marc Olin
                                               ---------------------------------
                                               Name:  Marc Olin

                                               Title: President



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                                  SCHEDULE "A"

                                 Contributed IP



1. theLoupe Requirements Document

2. theLoupe Use Cases

3. Demonstration Software

4. High Level Designs

5. theLoupe Business Plan

6. theLoupe Pricing Models



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